Exhibit 99.1

DIGIRAD CORPORATION SELLS NORTHERN CALIFORNIA SERVICE HUBS

POWAY, Calif.— February 2, 2009…Digirad Corporation (Nasdaq: DRAD), a leading provider of diagnostic imaging products and personnel and equipment leasing services that improve patient care while driving positive healthcare economics, today reported that it has sold the assets related to three northern California service hub locations. The asset purchase agreement with Rancho Santa Fe, Calif. based MD Office Solutions calls for the sale of portable nuclear imaging cameras, vans and related equipment, and the assignment of certain customer contracts for the former Digirad hub locations in Northern California’s Bay Area and Fresno, California. MD Office Solutions is committed to providing outstanding customer care and state of the art imaging equipment manufactured by Digirad.

Digirad CEO Todd Clyde said, “Executing this agreement is an important part of our strategy to focus on a core group of DIS locations, facilitating improved utilization and profitability. We are pleased to have found a partner who has similar business values, specifically those oriented to customer service and employee satisfaction. We look forward to a continued and supportive relationship with MD Office Solutions as they move forward as a business partner.”

Michael J. Keenan, the President and Chief Executive Officer of MD Office Solutions, was formerly the President of DIS at Digirad. He commented, “During my tenure at Digirad, I was deeply involved in creating and implementing improved efficiency programs and the DIS centers of influence strategy. I see this as an opportunity to take that experience and to execute, as a partner, a seamless transition and excellent service for the customers that will be served by MD Office Solutions.”

About Digirad Corporation

Digirad provides medical diagnostic imaging systems and personnel and equipment leasing services to physicians’ offices, hospitals and imaging centers for cardiac, vascular, and general imaging applications. Digirad’s Cardius XPO line of nuclear imaging cameras use patented solid-state technology and unique multi (single, dual, triple) head design for superior performance and advanced features for sharper digital images, faster processing, compact size, lighter weight for portability, ability to handle patients up to 500 pounds, and improved patient comfort compared to standard nuclear cameras. Digirad’s 2020tc general-purpose nuclear imager has a small footprint and may also be configured for fixed or mobile use to supplement primary imaging. Digirad’s installed base of equipment exceeds 600 systems; in addition, a mobile fleet of more than 145 nuclear and ultrasound imaging systems is being used in 21 states, primarily in the eastern, midwestern and southwestern United States. For more information, please visit www.digirad.com. Digirad®, Digirad Imaging Solutions®, and Cardius® are registered trademarks of Digirad Corporation.

Investor Contact: Matt Clawson Allen & Caron 949-474-4300	Company Contact: Todd Clyde Chief Executive Officer 858-726-1600

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